Exhibit 8.1

List of Subsidiaries and Consolidated Affiliated Entities of 500.com Limited

Subsidiaries:

Fine Brand Limited, a British Virgin Islands company

500wan HK Limited, a Hong Kong company

500.com USA Corporation, a USA company

E-Sun Sky Computer (Shenzhen) Co., Ltd., a PRC company

Consolidated Affiliated Entities:

Shenzhen E-Sun Network Co., Ltd., a PRC company

Shenzhen E-Sun Sky Network Technology Co., Ltd., a PRC company

Shenzhen Youlanguang Science and Technology Co., Ltd., a PRC company

Shenzhen Guangtiandi Science and Technology Co., Ltd., a PRC company

Shenzhen Wubai Zhifu Co., Ltd., a PRC company

Lhasa Yicai Network Technology Co., Ltd., a PRC company

Beijing Baifengrun Science and Technology Co., Ltd., a PRC company